Exhibit 2.1

Share Sale and Purchase

Agreement

relating to Deloro Stellite

Holdings 1 Limited

Dated	2012

The Sellers (1)
Kennametal Inc. (2)

TABLE OF CONTENTS

INTRODUCTION	1
OPERATIVE PROVISIONS	1
1 Definitions	1
2 Sale and purchase of the Shares and the Loan Notes	7
3 Consideration	7
4 Locked box	8
5 Condition	8
6 Position pending Completion	9
7 Completion	10
8 Termination	11
9 Seller Warranties	12
10 Buyer Warranties	12
11 Several Liability	12
12 Announcements	12
13 Confidentiality	12
14 Entire agreement	13
15 Cumulative rights	14
16 Assignment and transfer	14
17 Costs and expenses	14
18 Interest on late payments	14
19 No set-off	15
20 Exchange Rate	15
21 Waiver	15
22 Variation	15
23 Severance	15
24 Further assurance	15
25 Notices	16
26 Agent for service	17
27 Counterparts	17
28 Governing language	17
29 Governing law	17
30 Jurisdiction	17
31 Interpretation	18
32 Rights of third parties	19
33 Execution	19
SCHEDULE 1 - Details of the Sellers, their respective shareholdings and holdings of loan notes and their respective shares of the consideration	20
SCHEDULE 2	25
Part 1: Documents which are to be delivered by the Sellers at Completion	25
Part 2: Documents which are to be delivered by the Management Sellers at Completion	25
Part 3: Documents which are to be delivered by the Buyer at Completion	26
SCHEDULE 3 - Buyer Warranties	27
SCHEDULE 4 - Position pending Completion	29
SCHEDULE 5 - Locked Box	31
SCHEDULE 6 - Permitted Leakage	33
SCHEDULE 7 - Relevant Jurisdiction	35
SCHEDULE 8 - The Title Warranties	36
SCHEDULE 9 - Exchange Rates	37

DATE	2012

PARTIES

(1)	THE PERSONS whose names and addresses are set out in Schedule 1 (the “Sellers”, and each a “Seller”);

(2)	KENNAMETAL INC a company incorporated in Pennsylvania whose registered office is at 1600 Technology Way, Latrobe, PA 15650 USA (the “Buyer”),

together	the “Parties” and each a “Party”.

INTRODUCTION

(A)	The Company was incorporated in England and Wales on 2 December 2005 and is registered under number 05643255 as a private company limited by shares.

(B)	The Sellers have agreed to sell to the Buyer and the Buyer has agreed to purchase the Shares and certain Loan Notes in the manner and on and subject to the terms of this Agreement.

OPERATIVE PROVISIONS

1	Definitions

In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

A Ordinary Shares	1,045,588 issued A ordinary shares of €0.01 each in the capital of the Company

ACT	Advance Corporation Tax

Additional Consideration

in relation to each:

(a) A Share shall mean Euro 0.000995 multiplied by X;

(b) B Share shall mean Euro 0.000995 multiplied by X;

(c) B Preference Share shall mean Euro 4.240830 multiplied by X; and

(d)    Original Loan Note shall mean such interest as has accrued from (but excluding) the date of this Agreement up to (and including) the date of Completion,

where X equals the number of days from (but excluding) the date of this Agreement up to (and including) the date of Completion.

For the avoidance of doubt, the aggregate daily rate of Additional Consideration payable by the Buyer (by aggregating the amounts referred to in sub-paragraphs (a) to (d) above) shall be equal to Euro 47,500 per day

Affiliate	in relation to any body corporate (whether or not registered in the United Kingdom), any holding company or subsidiary of such body corporate or any subsidiary of a holding company of such body corporate in each case from time to time

this Agreement	this agreement including the Introduction, the operative provisions and the Schedules

Bank Indebtedness	means such amount as is notified by the Management Sellers to the Buyer in the Indebtedness Schedule in accordance with clause 6.5 as being the amount required to discharge all sums owed by the Group under the the senior facility agreement between, amongst others, the Company and The Royal Bank of Scotland plc dated 9 February 2006 (as amended and restated), the mezzanine facility agreement between, amongst others, the Company and The Royal Bank of Scotland plc dated 9 February 2006 (as amended and restated) and a revolving credit facility agreement (comprising a multicurrency tranche in a Base Currency Amount of US$11 ,500,000, a tranche denominated in euros in an amount equal to €3,500,000, and a tranche denominated in euros in an amount equal to €9,000,000) at Completion including, without limitation, all accrued interest, fees (including break fees) and costs in respect of such facilities and the release of the security set out in Schedule 9 of the Warranty Agreement

B Ordinary Shares	3,136,764 issued B ordinary shares of €0.01 each in the capital of the Company

B Preference Shares	10,000 issued B preference shares of €0.01 each in the capital of the Company

Budgeted Figures	has the meaning given in the Warranty Agreement

Business	collectively, the businesses of the Company and of each of the Subsidiaries at the date hereof

Business Day	a day other than a Saturday, Sunday or public holiday in England and Wales or in Pennsylvania USA

Buyer Warranties	the warranties given by the Buyer in clause 10 and Schedule 3 and each buyer warranty statement shall be a “Buyer Warranty”

Buyer’s Group	the Buyer and any of its Affiliates including, following Completion, the Companies

Buyer’s Solicitors	CMS Cameron McKenna LLP of Mitre House,160 Aldersgate Street, London EC1A 4DD

C Ordinary Shares	11,090 issued C ordinary shares of €10.00 each in the capital of the Company

the Companies	the Company and the Subsidiaries and each of them

the Company	Deloro Stellite Holdings 1 Limited, short particulars of which are set out in Part 1 of Schedule 4 of the Warranty Agreement

Completion	completion of the sale and purchase of the Shares in accordance with the terms of clause 7

Condition(s)	the condition(s) described in clause 5

Confidential Information	all technical, financial, commercial and other information of a confidential nature relating to the Business, including without limitation, trade secrets, know-how, inventions, product information and unpublished information relating to Intellectual Property, object code and source code relating to software, marketing and business plans, projections, current or projected plans or internal affairs of the Companies, secret or confidential information, current and/or prospective suppliers and customers (including any customer or supplier lists) and any other person who has had material dealings with them

Connected Persons

shall have the meaning:

(a)    in relation to a Management Seller, as set out in section 1122 of the CTA; and

(b)    in relation to a DS Seller, as set out in section 1122 of the Corporation Tax Act 2010 but excluding (i) all investee companies of the DS Sellers and their Affiliates; and (ii) all limited partners of the DS Sellers and their Affiliates, save that no Seller shall be deemed to be connected with another Seller by reason of being parties to the existing shareholder arrangements in respect of the Company

Consideration	the aggregate of the Initial Consideration and the Additional Consideration

CTA	the Corporation Tax Act 2010

D Ordinary Shares	104,834 issued D ordinary shares of €0.01 each in the capital of the Company

Disclosed	has the meaning given in the Warranty Agreement

Disclosure Documents	the Disclosure Letter and the documents attached thereto as listed in the schedule annexed to the Disclosure Letter

Disclosure Letter	a letter in the agreed form dated on or before the date of this Agreement from the Sellers to the Buyer, delivered to the Buyer immediately before execution of this Agreement, for which the Buyer has acknowledged receipt

DS Loan Notes	the unsecured loan notes of €15,000,000 principal aggregate amount constituted by investor loan agreements between the Company, Duke Street V Limited and Duke Street Capital V GmbH & Co. KG and signed June and July 2009 (a proportion of which have subsequently been assigned to Andrew Caffyn and Hans Nilsson) and which are in each case subject to the waivers given pursuant to the Loan Note Resolutions

DS Sellers	those persons whose names are listed at (1) to (3) (inclusive) of Schedule 1

DS Sellers’ Group	the DS Sellers and any of their Affiliates but excluding the Companies

Encumbrance	any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement

French Medical Business	the entire issued share capital of ATS Stellite SAS, a French private limited company identified under number 325 698 314, and its subsidiaries

Group Companies	means the Company and its Subsidiaries as at the date of this Agreement, each being a “Group Company”

Indebtedness Date	the date falling not more than 10 Business Days but not less than 5 Business Days prior to Completion

Indebtedness Schedule	the schedule to be provided by the Management Sellers to the Buyer pursuant to clause 6.5

Initial Consideration	Euro 190,335,273

Intellectual Property	patents, trade marks, service marks, registered designs, trade names, business names, domain names, rights in designs, copyright, computer software and database rights, rights in know-how and other intellectual property rights whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect anywhere in the world together with all rights of action, remedies, benefits and powers relating to any of the foregoing

Leakage	has the meaning given in Schedule 5

Loan Notes	means the DS Loan Notes, the Management Loan Notes and the Original Loan Notes

Loan Note Resolutions	the written resolutions of the holders of the Management Loan Notes; and the letter of waiver signed between the Company and the holders of the DS Loan Notes (in each case in the agreed form) pursuant to which certain terms of the Loan Notes are to be varied or waived prior to Completion

Locked Box Accounts	the consolidated management accounts for the Group for the month ending on the Locked Box Date, copies of which are included in the Disclosure Documents

Locked Box Claim	a claim for breach of clause 4 and/or Schedule 5

Locked Box Date	30 September 2011

LTIP Amount	the aggregate amount payable to the participants of the Group LTIP and all associated payroll taxes and social security contributions (excluding employer’s (but not employee) social security contributions) payable thereon (being an amount not in excess of €2,574,422)

Management Bonuses	the aggregate amount of exit bonus payments and all tax and employee social security contributions payable thereon agreed between the DS Sellers and the relevant individuals on or prior to Completion (in an aggregate amount of €3,480,146)

Management Loan Notes	the unsecured loan notes issued pursuant to an instrument constituting 1,065,680 unsecured loan notes constituted by the Company in 2009 as amended by the Loan Note Resolutions

Management Sellers	the persons whose names are set out at rows 5, 6, 8, 10, 12, 14, and 19 of the table at Schedule 1, each a “Management Seller”

Management Sellers’ Representatives	Andrew Caffyn and John Neil Fleming

Material Adverse Change

means the occurrence between the date of this Agreement and Completion (both inclusive) of any event, circumstance or change which results, or is reasonably likely to result in either:

(A)   the revocation or restriction of the existing authorisations (required by law or regulation) of any Group Company in relation to a Relevant Facility which prevents operation of the Relevant Facility; or

(B)   the inability of any Group Company to operate any Relevant Facility,

and in either case directly results or is likely to result in a reduction of revenue for that Relevant Facility of more than 50% from the revenue for the 3 month period commencing from the occurrence of such event, circumstance or change compared with the revenue for that Relevant Facility’s corresponding 3 month period in the 2011 Budget; or

(C)   a breach of any Title Warranty if any such Title Warranty were to be repeated immediately before Completion.

In determining whether such an event, circumstance or change has occurred any event, circumstance or change arising from any of the following shall not be taken into account and shall be excluded:

(i)     changes in stock markets or other general economic conditions;

(ii)    changes in conditions generally affecting the industry in which the Group operates; or

(iii)  changes in laws, regulations or accounting policies,

provided in the case of changes falling within (i) and (ii) above such changes do not adversely affect any Group Company or the Group as a whole in a clearly disproportionate manner when compared to other companies or businesses operating in the same industry

MFS	Microfusione Stellite S.p.A (Italy), being a Subsidiary of the Company

Non-Disclosable Information	all information (including but not limited to Confidential Information) which relates to:

(a) the Company and/or the Subsidiaries and/or their respective Affiliates;

(b) any aspect of the Business;

(c) the provisions of this Agreement;

(d) the negotiations relating to this Agreement;

(e) the subject matter of this Agreement; or

(f) the Buyer and any of its Affiliates from time to time

Original Loan Notes	the unsecured loan notes of €2,371,072.64 principal amount constituted by an investor loan agreement dated on or around the date of this Agreement in the agreed form between the Company, Duke Street V Limited and Duke Street Capital V GmbH & Co. KG referring to a loan made on 5 October 2006

Permitted Leakage	a payment set out in Schedule 6 and “Permitted Leakage” means all of those payments

Preference shares	46,979,937 issued Preference shares of €0.01 each in the capital of the Company

Proceedings	any proceeding, suit or action arising out of or in connection with this Agreement, whether contractual or non-contractual

Properties	the freehold and leasehold properties short particulars of which appear in Parts 1 and 2 of Schedule 4 of the Warranty Agreement and references to “the Properties” shall extend to any part or parts thereof

Relevant Facilities	the facilities of the Group Companies located in Pieve Emanuele, Milan, Shanghai, Koblenz, Belleville and Goshen

Relevant Jurisdiction	the jurisdiction listed at Schedule 7

Sellers’ Representatives	means Charlie Troup and Jason Lawford or such persons as may be notified by the DS Sellers to the Buyer in writing

Sellers’ Solicitors	SJ Berwin LLP of 10 Queen Street Place, London EC4R 1BE

Service Document	has the meaning given in the Warranty Agreement

Shares	the A Ordinary Shares, B Ordinary Shares, C Ordinary Shares, D Ordinary Shares, Preference Shares and B Preference Shares

Subsidiaries	those companies or other persons (whether or not registered in the United Kingdom) short particulars of which appear in Part 2 of Schedule 4 of the Warranty Agreement and the expression “Subsidiary” shall mean any one of the Subsidiaries

Tax Authority	means any governmental, state or municipality and any local, state, federal or other authority body or official anywhere in the world exercising a fiscal, revenue, customs or excise function

Tax Covenant	has the meaning given in the Warranty Agreement

Taxation	any form of taxation and any levy, duty, charge, contribution, withholding or impost in the nature of taxation (including any related fine, penalty, surcharge or interest)

Title Warranties	the Warranties set out at Schedule 8 of this Agreement and each shall be a “Title Warranty”

VAT	Value Added Tax

VATA	the Value Added Tax Act 1994

Warranties	has the meaning given in the Warranty Agreement

Warranty Agreement	the warranty agreement between the Buyer and the Warrantors entered into on or around today’s date in the agreed form

Warrantors	the persons whose names are set out in Schedule 1 of the Warranty Agreement, each a “Warrantor”

2	Sale and purchase of the Shares and the Loan Notes

2.1	Each of the Sellers shall sell with effect from Completion and in accordance with the terms of this Agreement, and the Buyer shall purchase all of the Shares and the Loan Notes set opposite that Seller’s name at Schedule 1, together with all rights attaching to them at Completion and free from all Encumbrances.

2.2	The Buyer shall not be obliged to complete the purchase of any of the Shares or the Loan Notes unless the purchase of all the Shares and the Loan Notes is completed simultaneously.

2.3	Each Seller covenants, in relation to the Shares and/or (where applicable) the Loan Notes to be transferred by him or it pursuant to this Agreement, that he or it has the right to transfer the legal and beneficial title to such Shares and/or (where applicable) the Loan Notes and that they are free from all Encumbrances. Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to any disposition made under or pursuant to this Agreement.

2.4	Each of the Sellers waives all rights of pre-emption or similar rights over any of the Shares or the Loan Notes, as the case may be, conferred on him either by the articles of association of the Company or in any other way.

3	Consideration

3.1	In consideration of the sale of the Shares and the Loan Notes in accordance with the terms of this Agreement, the Buyer shall pay the Initial Consideration together with the Additional Consideration.

3.2	The Consideration shall be payable by the Buyer in cash on Completion in accordance with clause 7 (Completion).

3.3	Any payment made by the Sellers to the Buyer under or in respect of any breach of this Agreement (including, without limitation, in respect of any claim for breach of the Warranties or any indemnity contained in this Agreement) shall be and shall be deemed to be a reduction in the price paid for the Shares under this Agreement to the extent legally possible.

4	Locked box

Each of the Management Sellers and each of the DS Sellers warrants, undertakes and covenants to the Buyer in the terms of Schedule 5.

5	Condition

5.1	Completion of this Agreement is conditional upon the necessary filings, notifications or applications having been made to the relevant competition authorities in the Relevant Jurisdiction and those consents and clearances that are necessary or required by the national merger control rules, anti-trust or similar legislation in the Relevant Jurisdiction having been obtained to the satisfaction of the DS Sellers, Management Sellers’ Representatives and the Buyer, each acting reasonably and any waiting or other time or limitation periods under such rules having expired, lapsed, been waived or otherwise terminated in respect of the transaction contemplated by this Agreement.

5.2	The Buyer and Management Sellers’ Representatives shall use all reasonable endeavours to procure the satisfaction of the Condition contained in clause 5.1.

5.3	The Buyer shall submit to the relevant competition authorities in the Relevant Jurisdiction the applications for consent to and/or clearance of the transaction contemplated by this Agreement together with all other documents required by the competition authorities in the Relevant Jurisdiction as soon as reasonably practicable and in any event no later than 5 Business Days after the date of this Agreement. Without prejudice to the foregoing:

(a)	the Buyer and Management Sellers’ Representatives shall (and shall procure (so far as they are able) that its respective advisers shall) make available all necessary information and assistance reasonably required for the preparation of, and consult with each other with respect to, the filings referred to in clause 5.1. The Buyer shall provide the DS Sellers, the Management Sellers’ Representatives and the Sellers’ Solicitors and advisers with a reasonable opportunity to review such filings prior to their submission to the relevant competition authorities;

(b)	the filings to the relevant competition authorities in the Relevant Jurisdiction shall not be submitted to the authorities without the Sellers’ Solicitors’ prior explicit consent as regards the information and matters relating to any of the Sellers (such consent not to be unreasonably withheld or delayed taking into account the Buyer’s obligation to submit the relevant application within 5 Business Days after the date of this Agreement);

(c)	all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body shall be dealt with by the Buyer in consultation with the Sellers’ Solicitors. The Management Sellers’ Representatives and the Buyer shall promptly co-operate and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other;

(d)	the Buyer shall promptly notify the Sellers’ Solicitors of any communications from and/or to the competition authorities in the Relevant Jurisdiction in relation to the transaction contemplated by this Agreement, as soon as practicable (but in any event within two Business Days of receipt and/or response to such communications), and provide the Sellers’ Solicitors with copies thereof; and

(e)	the Buyer shall keep the DS Sellers, the Management Sellers’ Representatives regularly updated and informed on the progress of the filings made in the Relevant Jurisdiction, informing the Sellers’ Solicitors regularly (at least on a weekly basis) on such progress; and

(f)	the Buyer shall allow persons nominated by the DS Sellers, the Management Sellers’ Representatives and the advisers of the DS Sellers and the Management Sellers or (in the case of meetings where information that is confidential and commercially sensitive to the Buyer is to be discussed) the Sellers’ Solicitors, to attend all meetings (and all telephone conversations) with the competition authorities in the Relevant Jurisdiction as deemed appropriate in the Buyer’s reasonable judgement after consultation with the Sellers’ Solicitors, and, where appropriate, to make written submissions provided that any such submissions shall first be communicated to and agreed with the Buyer.

5.4	If the Condition has not been satisfied in full on or before 31 May 2012 this Agreement shall then lapse (other than clauses 1 (Definitions), this clause 5.4, 12 (Announcements), 13 (Confidentiality), 17 (Costs and expenses), 29 (Governing law) and 30 (Jurisdiction) which shall remain in full force and effect) and no party to this Agreement shall have any liability to any other party under this Agreement or in respect of the subject matter of this Agreement save in respect of any liabilities which have accrued prior to the Agreement lapsing or in relation to the clauses of this Agreement which remain in force.

5.5	Promptly, and in any case within two Business Days of a party becoming aware of the Condition becoming satisfied, either:

(a)	in the event that any Seller becomes aware of the Condition becoming satisfied, such Seller shall give notice to the Buyer of the satisfaction of the Condition; or

(b)	in the event that the Buyer becomes aware of the Condition becoming satisfied, the Buyer shall give notice to the Sellers’ Representatives and the Management Sellers’ Representatives of the satisfaction of the Condition.

6	Position pending Completion

6.1	Each of the Management Sellers covenants with and undertakes to the Buyer in respect of himself to comply with the provisions of Schedule 4.

6.2	Each of the DS Sellers covenants with and undertakes to the Buyer in respect of itself to exercise its voting rights both at shareholder and board level of the Company to comply with the provisions of Schedule 4.

6.3	To the extent that such liability does not arise as a result of fraud by or on behalf of that Seller, no claim for breach of the undertakings and covenants given in this clause 6 or Schedule 4 shall be brought against any of the Management Sellers or DS Sellers unless the Buyer shall have given to the Sellers’ Representatives written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and, if practicable, the amount claimed in respect thereof within 24 months of the Completion Date.

6.4	No Seller shall be liable for any claim for breach of this clause 6 or Schedule 4 if:

(a)	the alleged breach is remedied within 30 days of the date on which the breach occurs and as a consequence, and following such remedy, no loss, cost or expense is suffered or incurred by any of the Companies or the Buyer; or

(b)	the Buyer expressly waives its right to such a claim.

6.5	On the Indebtedness Date, the Management Sellers shall deliver to the Buyer the Indebtedness Schedule without giving any warranty or representation as to its accuracy.

6.6

Neil Fleming shall co-operate with and provide such assistance as is reasonably requested by the Buyer in order to ensure that bank mandates for each of the Group’s operational bank accounts are able to be updated to reflect the signatories of the Buyer (as nominated by the Buyer) immediately following Completion, such assistance to include completion of the necessary documentation (with input from the Buyer as required) and forwarding such documentation to the bank(s) for processing prior to Completion, provided that the Group’s operational bank accounts shall be identified by the Buyer and a list of such accounts provided to Neil Fleming no later than 31 January 2012.

7	Completion

7.1	Completion shall take place at the offices of the Buyer’s Solicitors (or any other location agreed upon by the DS Sellers, the Management Sellers’ Representatives and the Buyer) as soon as practicable following satisfaction or waiver of the Condition and in any event within five Business Days of the satisfaction of the Condition.

7.2	At Completion:

(a)	each Seller shall deliver or cause to be delivered to the Buyer the items listed in Part 1 of Schedule 2 (the Buyer receiving them, where appropriate, as agent for the Company or the Subsidiaries) provided that each of the Sellers shall be liable to deliver or cause to be delivered such documents in respect of himself or itself only and not in respect of any other Seller;

(b)	each of the Management Sellers shall deliver or cause to be delivered to the Buyer the items listed in Part 2 of Schedule 2 (the Buyer receiving them, where appropriate, as an agent for the Company or the Subsidiaries);

(c)	the Buyer shall deliver or cause to be delivered to the Sellers the items listed in Part 3 of Schedule 2;

(d)	the Buyer shall procure the delivery to the Sellers’ Solicitors for the account of the Sellers of an electronic transfer in favour of the Sellers’ Solicitors for the amount of the Consideration;

(e)	the Buyer shall loan an amount equal to the amount of the Bank Indebtedness which is owed by Deloro Stellite Inc. (“DSI”) (at signing approximately €23,500,000) (the “Canadian Indebtedness”) to Deloro Stellite Holdings 3 Limited (“DSH3”) following which DSH3 shall pay an amount equal to the Canadian Indebtedness in part repayment of the intra-group debt owed by DSH3 to MFS, following which an amount equal to the Canadian Indebtedness shall be further on lent by MFS to DSI to enable repayment of that part of the Bank Indebtedness equal to the Canadian Indebtedness by DSI; and

(f)	the Buyer shall procure the repayment by or on behalf of the relevant Group Company of such amount as is equal to the Bank Indebtedness by an electronic transfer in favour of The Royal Bank of Scotland Plc, such account entries having previously been made to reflect the loans and payments referred to in clause 7.2(e).

7.3	Notwithstanding clause 7.2(d) above, the amount unpaid on partly paid or nil paid Shares or Loan Notes (being €1,166,528 in aggregate) shall be deducted by the Buyer from the Consideration and paid directly by the Buyer to the Company.

7.4

Not less than 5 Business Days prior to Completion, each of the Management Sellers, in respect of himself only, shall notify the Buyer and the DS Sellers in writing of the amount of the Management Bonuses (and relevant tax, employee’s and employer’s social security contributions relating thereto) to be paid to him promptly following agreement of the same and in any event prior to Completion. Not less than 5 Business Days prior to Completion, the Company shall provide to the Buyer and the DS Sellers the same details in respect of the payment of Management Bonuses to individuals who are not Management Sellers. On or prior to Completion, the DS Sellers shall pay or procure the payment to the Company (on behalf of the relevant Group Company) of an amount equal to any such tax and employee’s and employer’s social security contributions (as have been identified by the Management Sellers and/or the Company pursuant to this clause) on such Management Bonuses and the Buyer shall procure that such amount is paid to the relevant Tax Authorities at the relevant time.

7.5	On or prior to Completion, the Company shall pay or shall procure the payment of an amount equal to the LTIP Amount by the Company (net of applicable tax and employee (but not employer) social security contributions thereon) to the relevant individual participants in the LTIP. The Management Sellers shall, not less than 5 Business Days prior to Completion, notify the Buyer in writing of the amount of the LTIP Amount (and relevant tax, employee’s and employer’s social security contributions relating thereto) to be paid to each individual promptly following agreement of the same and in any event prior to Completion.

7.6	Each of the Sellers agrees that the Sellers’ Solicitors shall be authorised to deduct from the Consideration payable to such Seller the proportion of the costs and expenses incurred in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, pro rata to the agreed form schedule or as otherwise may be agreed by the Sellers’ Representatives and the Management Sellers’ Representatives. The Sellers’ Solicitors are irrevocably instructed to pay from the Consideration such costs direct to the relevant advisers and suppliers on behalf of the Sellers.

7.7	Payment to the Sellers’ Solicitors of the Consideration in accordance with clause 7.2(d) shall be a complete discharge to the Buyer of its obligation to pay the Consideration to the Sellers, and the Buyer shall not be concerned with the distribution of the Consideration.

7.8	The Management Sellers hereby agree that they shall procure (insofar as they are reasonably able and without incurring any personal cost and liability) the implementation and execution of such documentation by the relevant Group Companies (including as to terms of repayment and interest in respect of the loans) as may be reasonably required by the Buyer in order to reflect the loans and payments equal to the Canadian Indebtedness and other actions referred to in clause 7.2(e) above.

8	Termination

8.1	If a Material Adverse Change occurs then:

(a)	the party that first becomes aware of such occurrence shall notify the other party in writing of such occurrence as soon as reasonably practicable; and

(b)	the Buyer may within whichever is the shorter of the periods of (i) the period ended on either the fifth Business Day after the day during which satisfaction of the Condition takes place or, if earlier, the date of Completion; and (ii) 10 Business Days following the notice in (a), terminate this Agreement by notice in writing to the Sellers, such notice having immediate effect.

8.2	Upon such termination notice as is referred to in clause 8.1 being given this Agreement shall lapse and none of the Parties shall have any further rights or obligations against any other Party hereunder, except under clauses 1(Definitions), 8 (Termination), 12 (Announcements) and 13 (Confidentiality), 17 (Costs and expenses), 25 (Notices), 29 (Governing law) and 30 (Jurisdiction) which shall continue to apply, provided always that the parties’ accrued rights and obligations, including any rights they may have in respect of any antecedent breach of this Agreement, shall not be affected.

9	Seller Warranties

9.1	Each of the Sellers warrants to the Buyer as at the date of this Agreement and the date of Completion, on his own behalf and in respect of the Shares held by him, in the terms of the Title Warranties in Schedule 8.

9.2	The Buyer acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement, the Warranty Agreement and/or the Tax Covenant and acknowledges that none of the Sellers or the Companies or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

9.3	Subject always to clause 8, the sole remedy of the Buyer for any breach of any of the Warranties or any other breach of this Agreement by any Seller shall be an action for damages. Subject always to clause 8, the Buyer shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever, other than any such right in respect of fraudulent misrepresentation.

10	Buyer Warranties

10.1	The Buyer warrants to each of the Sellers in the terms of the Buyer Warranties in Schedule 3.

10.2	The Buyer acknowledges that the Sellers have entered into this Agreement in reliance on the Buyer Warranties.

10.3	The Buyer Warranties shall be deemed to be repeated immediately before Completion with reference to the facts and circumstances then existing.

11	Several Liability

The Sellers shall be severally liable for all warranties, undertakings, covenants, agreements and obligations given or entered into by them in this Agreement or the Warranty Agreement.

12	Announcements

12.1	Except to the extent otherwise expressly permitted by this Agreement, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter other than any announcement in the agreed form.

12.2	Notwithstanding any other provision in this Agreement, either party may, after consultation with the other party whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)	law;

(b)	any securities exchange on which either party’s securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

13	Confidentiality

13.1	Each of the Sellers (in respect of itself) and the Buyer hereby undertakes that it shall both during and after the term of this Agreement preserve the confidentiality of the Non-Disclosable Information, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Non-Disclosable Information.

13.2	Notwithstanding any other provision in this Agreement, the Buyer may, after consultation with the Sellers’ Representatives and the Management Sellers’ Representatives whenever practicable, and the Sellers may, after consultation with the Buyer whenever practicable, disclose Non-Disclosable Information if and to the extent:

(a)	required by law;

(b)	required by any securities exchange on which either party’s securities are listed or traded;

(c)	required by any regulatory or governmental or other authority with relevant powers to which either party is subject or submits (whether or not the authority has the force of law);

(d)	required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement;

(e)	required by its professional advisers, officers, employees, consultants, subcontractors or agents to provide their services (and subject always to similar duties of confidentiality);

(f)	that information is in or has come into the public domain through no fault of that party;

(g)	the other party has given prior written consent to the disclosure; or

(h)	it is necessary to obtain any relevant tax clearances from any appropriate Tax Authority.

13.3	Notwithstanding any other provision in this Agreement, the DS Sellers may disclose Non-Disclosable Information to the following:

(a)	any fund promoted, advised or managed by Duke Street Capital LLP or its Affiliates;

(b)	any entity over which such fund has control;

(c)	any investor or proposed investor in, or coinvestor with, such fund; or

(d)	its Affiliates.

13.4	The restrictions contained in this clause 13 shall continue to apply after Completion without limit in time.

14	Entire agreement

14.1	This Agreement and the Warranty Agreement and the documents referred to or incorporated in this Agreement and the Warranty Agreement constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

14.2	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement or the Warranty Agreement.

14.3	Nothing in this Agreement, or in any other document referred to herein shall be read or construed as excluding any liability for a Party or remedy as a result of fraud by that Party.

14.4	Without limiting the generality of the foregoing but subject always to clause 8, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this Agreement or not) and upon which it has relied in entering into this Agreement.

14.5	Each of the parties acknowledges and agrees, save in the case of fraud or fraudulent misrepresentation and subject always to clause 8, that the only cause of action available to it under the terms of this Agreement shall be for breach of contract.

15	Cumulative rights

The rights of the Buyer under this Agreement are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

16	Assignment and transfer

16.1	This Agreement is personal to the parties and except as provided in clause 16.2 or 16.3 below, no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party.

16.2	Notwithstanding clause 16.1, the DS Sellers may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with any of their rights under this Agreement or grant, declare, create or dispose of any right or interest (but not, for the avoidance of doubt, any liability or obligation) in it to any of the following:

(a)	any fund promoted, advised or managed by Duke Street Capital LLP or its Affiliates; or

(b)	any entity over which such fund has control; or

(c)	any investor or proposed investor in, or coinvestor with, such fund; or

(d)	its Affiliates.

16.3	Notwithstanding clause 16.1, the Buyer is permitted to assign the benefit of, and any of its rights under, this Agreement (including under the Title Warranties) together with any cause of action arising in connection with any of them (but not, for the avoidance of doubt, any liability or obligation) to its successor in title or to any member of the Buyer’s Group provided that:

(a)	if such assignee ceases to be a member of the Buyer’s Group such benefits, rights and causes of action shall be reassigned to the Buyer within 14 days or shall be extinguished; and

(b)	the liability of the Sellers or any of them shall not be increased.

16.4	Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause shall be ineffective.

17	Costs and expenses

Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this clause shall not prejudice the right of either party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

18	Interest on late payments

18.1	If a party fails to pay any sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) in accordance with clause 18.2.

18.2	The interest referred to in clause 18.1 shall accrue from day to day and shall be paid on demand at the rate of 10 per cent above the base rate from time to time of Barclays Bank plc.

19	No set-off

All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

20	Exchange Rate

For the purposes of calculating the foreign currency equivalent of any amount under this Agreement and the Warranty Agreement, the currency exchange rate used shall be the rate set opposite the relevant currencies in Schedule 9.

21	Waiver

21.1	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

21.2	A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

21.3	Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

22	Variation

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of:

(a)	the Buyer;

(b)	the DS Sellers; and

(c)	the Management Sellers’ Representatives on behalf of the Management Sellers.

23	Severance

23.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

23.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

24	Further assurance

Each of the Sellers shall use its reasonable endeavours from time to time on or following Completion, on that Seller being required to do so by the Buyer, to do all such acts and/or execute on its own behalf all such documents for giving full effect to this Agreement and securing to the Buyer the full benefit of the rights, powers, privileges and remedies conferred upon the Buyer in this Agreement provided that no Seller shall be obliged to incur any costs in connection with such acts.

25	Notices

25.1	Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall either be delivered by hand or sent by first class prepaid post or fax. Delivery by courier shall be regarded as delivery by hand.

25.2	Such communication shall be sent to the address of the relevant party referred to in this Agreement or the fax number set out below or to such other address or fax number as may previously have been communicated to the other party in accordance with this clause 25.2 and clause 25.5. Each communication shall be marked for the attention of the relevant person.

Party	Fax number	For the attention of:
Duke Street Capital LLP on behalf of the DS Sellers and a copy to	+44 020 7663 8501	Charlie Troup and Jason Lawford

SJ Berwin LLP, 10 Queen Street Place, London EC4R 1BE UK	+44 020 7111 2000	Tim Wright

Management Sellers Representatives on behalf of the Management Sellers and a copy to	N/A	Andrew Caffyn and John Neil Fleming

SJ Berwin LLP, 10 Queen Street Place, London EC4R 1BE UK	+44 020 7111 2000	Tim Wright

Buyer	+1 724 539 3839	Kevin G. Nowe (Vice President, Secretary and General Counsel)

25.3	A communication shall be deemed to have been served:

(a)	if delivered by hand at the address referred to in Schedule 1, at the time of delivery;

(b)	if sent by first class prepaid post to the address referred to in Schedule 1, at the expiration of two clear days after the time of posting; and

(c)	if sent by fax to the number referred to in clause 25.2, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this clause 25, it shall be deemed to have been delivered at the next opening of such business hours in the territory of the recipient.

25.4	In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class prepaid letter or that the fax was despatched and a confirmatory transmission report received , whether or not opened or read by the recipient.

25.5	A party may notify the other parties to this Agreement of a change to its name, relevant person, address or fax number for the purposes of clause 25.2 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

25.6	For the avoidance of doubt (and unless otherwise expressly agreed in writing by the recipient), any notice shall not be validly served if sent by electronic mail.

25.7	For the avoidance of doubt, the parties agree that the provisions of clauses 25, 25.2, 25.3, 25.4 and 25.5 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

26	Agent for service

26.1	The Buyer irrevocably appoints Kennametal UK Limited of Building 14, First Avenue, The Pensnett Trading Estate, Kingswinford, West Midlands, DY6 7NP, United Kingdom (for the attention of: Andy Godwin (Finance Director)), to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent affected in any manner permitted by the Civil Procedure Rules.

26.2	If the agent at any time ceases for any reason to act as such the Buyer shall appoint a replacement agent having an address for service in England and Wales and shall notify the Sellers’ Representatives and the Management Sellers’ Representatives of the name and address of the replacement agent. Failing such appointment and notification, the Sellers’ Representatives and the Management Sellers’ Representatives shall be entitled by notice to the Buyer to appoint a replacement agent to act on behalf of the Buyer. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

26.3	A copy of any Service Document served on an agent shall be sent by post to the Buyer. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

27	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

28	Governing language

28.1	This Agreement is in English.

28.2	If this Agreement is translated into any language other than English, the English language text shall prevail in any event.

28.3	Each notice, instrument, certificate or other communication to be given by one party to another in this Agreement or in connection with this Agreement shall be in English (being the language of negotiation of this Agreement) and if such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

29	Governing law

This Agreement is governed by and is to be construed in accordance with English law.

30	Jurisdiction

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement in respect of any claim brought against the Sellers (or any of them) and shall have exclusive jurisdiction in respect of any claim brought by the Sellers (or any of them).

31	Interpretation

31.1	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

31.2	References in this Agreement and the Schedules to the parties, the Introduction, Schedules and clauses are references respectively to the parties, the Introduction and Schedules to and clauses of this Agreement.

31.3	References to documents “in the agreed form” are to documents in terms agreed between the parties prior to execution of this Agreement.

31.4	References to “writing” or “written” includes any other non-transitory form of visible reproduction of words.

31.5	References to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight.

31.6	References to any English legal term or legal concept shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to such English legal term or legal concept.

31.7	References to persons shall include bodies corporate, unincorporated associations, limited partnerships and partnerships, in each case whether or not having a separate legal personality.

31.8	References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

31.9	Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

31.10	References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or Directive, unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.

31.11	A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within either the meaning attributed to that term in section 1159 and Schedule 6 Companies Act 2006 or the meaning attributed to the term “parent undertaking” in section 1162 and Schedule 7 of such Act, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within any of the meanings attributed to a “subsidiary” in section 1159 and Schedule 6 Companies Act 2006 or any of the meanings attributed to the term “subsidiary undertaking” in section 1162 and Schedule 7 of such Act, and the terms “subsidiaries” and “holding companies” are to be construed accordingly, save that an undertaking shall also be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) Companies Act 2006, as a member of another undertaking if any shares in that other undertaking are held by a person (or its nominee) by way of security or in connection with the taking of security granted by the undertaking or any of its subsidiary undertakings.

32	Rights of third parties

Except as otherwise expressly stated, this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

33	Execution

This Agreement is entered into by the parties on the date at the beginning of this Agreement.

SCHEDULE 1

Details of the Sellers, their respective shareholdings and holdings of Loan Notes and their respective shares of the consideration

	Name	Number of shares held	Number of Loan Notes held	Consideration (€)	Address
1	Duke Street V Limited as general partner of Duke Street V UK No 1 Limited Partnership, Duke Street V UK No 2 Limited Partnership, Duke Street V UK No 3 Limited Partnership, Duke Street V US No 1 Limited Partnership, Duke Street V US No 2 Limited Partnership and Duke Street V US No 4 Limited Partnership	94,991 A Ordinary Shares 2,909,933 B Ordinary Shares 100,000 D Ordinary Shares 43,090,498 Preference Shares 7,335 B Preference Shares	13,579,994 DS Loan Notes 38,980 Management Loan Notes 2,259,589.54 Original Loan Notes	157,543,943	Nations House 103 Wigmore Street London W1U 1QS

2	DSC V Beteiligungs GmbH	49,695 B Ordinary Shares 1,667 D Ordinary Shares 727,232 Preference Shares 124 B Preference Shares	–	2,007,060	Mainzer Landstrasse 46 D-60325 Frankfurt am Main

3	Duke Street Capital V GmbH & Co KG	4,686 A Ordinary Shares 93,875 B Ordinary Shares 3,167 D Ordinary Shares 1,398,751 Preference Shares	670,006 DS Loan Notes 1,922 Management Loan Notes 111,483.10 Original Loan Notes	5,766,067	Mainzer Landstrasse 46 D-60325 Frankfurt am Main

	Name	Number of shares held	Number of Loan Notes held	Consideration (€)	Address

		238 B Preference Shares

4	Mark Aldridge	27,882 A Ordinary Shares	–	242,739	Rustlings Park Woodlands Lane Liss Hampshire GU33 7EZ

5	Timothy Dobson Allen	52,279 A Ordinary Shares 275 B Preference Shares 3,100 C Ordinary Shares	159,249 Management Loan Notes	1,959,290	Carmel 5, Maes-y-Felin Llandow Vale of Glamorgan CF71 7PD

6	Andrew David Caffyn	230,030 A Ordinary Shares 600 B Preference Shares 2,440 C Ordinary Shares 456,732 Preference Shares	150,000 DS Loan Notes	5,129,542	Brookside High Street Upton Oxon OX11 9JE

7	Guenther Clos	83,647 A Ordinary Shares 20,038 B Ordinary Shares 314,483 Preference Shares 67 B Preference Shares	156,336 Management Loan Notes	2,175,232	Bergstrasse 3 D-56357 Weyer Germany

8	John Neil Fleming	125,471 A Ordinary Shares 32,562 B Ordinary Shares	175,210 Management Loan Notes	4,162,282	Nethercote House Nethercote Warwickshire CV23 8AS

	Name	Number of shares held	Number of Loan Notes held	Consideration (€)	Address
		2,500 C Ordinary Shares 511,035 Preference Shares 400 B Preference Shares

9	Hans Nilsson	41,824 A Ordinary Shares 6,513 B Ordinary Shares 102,215 Preference Shares 22 B Preference Shares	600,000 DS Loan Notes	2,157,329	38, East Sheen Avenue London SW14 8AS

10	Joseph Arthur Overton	62,735 A Ordinary Shares 220 B Preference Shares	117,789 Management Loan Notes	1,691,053	355-2 Dundas Street East Belleville K8P 1B3 Canada

11	John Pawlikowski	83,647 A Ordinary Shares 20,038 B Ordinary Shares 314,483 Preference Shares 67 B Preference Shares	116,667 Management Loan Notes	2,036,391	832 Spring Grove Court Eureka Missouri 63025 USA

12	Michael Ruenz	73,191 A Ordinary Shares 240 B Preference Shares	98,159 Management Loan Notes	1,779,979	Ulmenweg 17 Urmitz 56220 Germany

13	Dan Schmidt	41,824 A Ordinary Shares	–	364,117	3710, Oakbridge Drive Elkhart IN 46517 USA

	Name	Number of shares held	Number of Loan Notes held	Consideration (€)	Address
14	Song Ling	41,824 A Ordinary Shares 125 B Preference Shares	–	780,381	N.216 Lane 285 Ju Jin Road Pu Dong New District Shanghai 201208 China

15	John Richard Stephenson	41,824 A Ordinary Shares 4,110 B Ordinary Shares 3,050 C Ordinary Shares 64,508 Preference Shares 75 B Preference Shares	–	783,182	Primrose House Primrose Road Clitheroe Lancashire BB7 1DR

16	Eric Priestley	20,912 A Ordinary Shares 100 B Preference Shares	–	515,070	In Der Hinterzelg 4, CH8700 Kusnacht Switzerland

17	Jim Wu	10,456 A Ordinary Shares	13,793 Management Loan Notes	139,305	9330 Caddyshack Circle Sunset Hills Missouri 63127 USA

18	Olivier Arnould	8,365 A Ordinary Shares	–	72,825	3561 Chemin de la cigale 30900 Nîmes France

19	Daniel De Wet	70 B Preference Shares	96,350 Management Loan Notes	570,333	3866 Middle Woodland Dr. Inverary Ontario K0H 1X0 Canada

20	John Hussa	42 B Preference Shares	–	139,865	Otto Veniusstraat 1 2000 Antwerp Belgium

	Name	Number of shares held	Number of Loan Notes held	Consideration (€)	Address
21	Ken Smith	–	91,225 Management Loan Notes	319,288	Route d’Oron 4 1083 Mezieres Switzerland

SCHEDULE 2

Part 1: Documents which are to be delivered by the Sellers at Completion

1	Transfers duly executed by that Seller in favour of the Buyer in respect of the Shares and (if applicable) Loan Notes set out against his or its name at Schedule 1.

2	Notices of assignment and transfer duly signed by that Seller addressed to the Company in respect of the Original Loan Notes and DS Loan Notes set out against his or her or its name at Schedule 1.

3	Certificates for the Shares and (if applicable) Loan Notes being transferred by that Seller (or indemnities in respect thereof in the agreed form).

4	Irrevocable power of attorney, in the agreed form, executed by that Seller to enable the Buyer (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares being transferred by that Seller.

5	In respect of any Seller who is a director or secretary of the Company or any Subsidiary and who is not remaining as such following Completion, the resignation of that Seller acknowledging and waiving any claims against the relevant Group Company.

6	Any power of attorney under which any document required to be delivered by that Seller under clause 7.2 has been executed on behalf of that Seller.

7	A termination agreement relating to the existing shareholders agreement relating to the Company duly executed by that Seller (in agreed form).

Part 2: Documents which are to be delivered by the Management Sellers at Completion

1	A release and duly executed discharge from each of the Companies’ bankers and all other relevant persons of any fixed or floating charges, mortgages, debentures and guarantees (other than guarantees provided by Group Companies in respect of other Group Companies) to which any of the Companies is a party together with, where applicable, Forms 403a and 403b or relevant local equivalent duly sworn and completed.

2	The agreed list of statutory registers (properly written up to the time immediately prior to Completion) and certificate of incorporation and change of name (if applicable) of the Company and any of the Subsidiaries which are incorporated in the United Kingdom and certified copies of the statutory registers (properly written up to the time immediately prior to Completion) of the Subsidiaries incorporated outside of the United Kingdom (excluding Deloro Stellite India Private Ltd).

3	Certified copies of the Loan Note Resolutions duly executed by each of the holders of Loan Notes and the Company (as appropriate).

4	The Tax Covenant duly executed by or on behalf of the Warrantors, Eric Priestley and John Richard Stephenson.

Part 3: Documents which are to be delivered by the Buyer at Completion

1	A certified copy of a board resolution of the Buyer in the agreed form authorising the execution and performance by the Buyer of its obligations under this Agreement and each of the documents to be executed by the Buyer pursuant to this Agreement.

2	The Tax Covenant duly executed by or on behalf of the Buyer.

SCHEDULE 3

Buyer Warranties

1	The Buyer is a company duly incorporated and validly existing under the laws of Pennsylvania and has the requisite power and authority to enter into and perform this Agreement and each of the documents to be executed by the Buyer pursuant to this Agreement.

2	This Agreement constitutes valid and legally binding obligations of the Buyer enforceable in accordance with their terms. Neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

(a)	a breach of any provision of the memorandum and articles of association of the Buyer;

(b)	a breach of, or give rise to a default under, any contract or other instrument to which the Buyer is a party or by which it is bound; or

(c)	a breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to the Buyer or any of its assets.

3	Except as set out in clause 5.1 no consent or approval of, authorisation or order of any court, financial institution or any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement is required by the Buyer for the execution or completion of this Agreement.

4	Except as set out in clause 5.1, all necessary consents and approvals that are or may be required from any shareholder or creditor of the Buyer in relation to the entering into or completion of this Agreement prior to the execution and exchange of this Agreement have been obtained.

5	The Buyer has not:

(a)	entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

(b)	submitted to its creditors or any of them a proposal under Part I Insolvency Act 1986;

(c)	entered into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I Insolvency Act 1986 or otherwise);

(d)	made an application to the Court under section 425 Companies Act 1985 or resolved to make such an application;

(e)	presented a petition for winding up nor has a petition for winding up been presented against it which has not been withdrawn within 14 days, nor has a winding up order been made against it or a provisional liquidator appointed;

(f)	been the subject of a resolution for voluntary winding up (other than a voluntary winding up while solvent for the purposes of an amalgamation or reconstruction which has the prior written approval of the other party) nor has a meeting of its shareholders been called to consider a resolution for winding up;

(g)	had an administrative receiver or receiver appointed in respect of all or any of its assets or the assets of any guarantor;

(h)	had a written demand for the payment of sums due served upon it in accordance with section 123(1)(a) Insolvency Act 1986 which has not been settled or disputed; or

(i)	done or been subject to anything which is or may be analogous to any of the above in any jurisdiction in which it is incorporated.

6	The Buyer is not:

(a)	the subject of an interim order under Schedule 1B Insolvency Act 1986 nor has it made an application to Court for such an order;

(b)	the subject of an administration order, nor has a resolution been passed by the directors or shareholders for the presentation of a petition for such an order nor has a petition for such an order been presented or come into force;

(c)	subject to a resolution passed by the directors or the shareholders for notice of appointment of an administrator to be filed with the Court, nor has a notice of appointment of an administrator been filed with the Court by the holder of a floating charge or by the company or its directors; or

(d)	subject to anything which is or may be analogous to any of the above in any jurisdiction in which it is incorporated

7	The Buyer has available cash, or available loan facilities on terms which involve no material preconditions (and where the Buyer has every expectation that the remaining preconditions will be satisfied) which will at Completion provide in immediately available funds the necessary cash resources to pay the purchase price referred to in clause 3 and meet its other obligations under this Agreement.

8	No member of the Buyer’s Group is:

(a)	subject to any order, decree or judgment of any court, governmental agency or regulatory authority which is still in force; nor

(b)	a party to any litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning it or any of its assets; nor

(c)	the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending,

which in each case has or could have a material adverse effect on the Buyer’s ability to execute, deliver and perform its obligations under this Agreement.

SCHEDULE 4

Position pending Completion

Each of the Management Sellers shall procure and each of the DS Sellers shall exercise its voting rights both at shareholder and board level of the Company, where applicable, to procure that the Company and (except in the case of (h) below) each of the Subsidiaries shall not, at any time prior to Completion, without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) or except as is contemplated under or pursuant to, or is reasonably required in order to comply with or implement, this Agreement:

(a)	alter its share capital or the rights attaching to any of its shares;

(b)	save in respect of the allotment to current Managers or Sellers of unallocated share capital in the Company on or prior to Completion, create, allot, issue, redeem, purchase, consolidate, convert or subdivide any share or loan capital or any securities convertible into shares or grant any options for the issue of any such securities;

(c)	subscribe or otherwise acquire, or dispose of any shares in the capital of any company;

(d)	save in relation to the proposed changes to the business operated from Montreal and Houston acquire or dispose of the whole or part of the undertaking of it or of any other person, firm or company;

(e)	save in relation to the proposed changes to the business operated from Montreal and Houston, cease to carry on its business or be wound up or enter into receivership, administrative receivership or any form of management or administration of its assets;

(f)	save in relation to the proposed changes to the business operated from Montreal and Houston, apply or permit its directors to apply to the Court for an administration order or similar order to be made in respect of it;

(g)	make any change to its auditors or change its accounting reference date;

(h)	save for dividends paid to the joint venture partner of the Chinese Subsidiary in the ordinary course of business, declare or pay any dividend or make any other distribution;

(i)	create any mortgage, charge or other security interest upon or over the whole or any part of its assets;

(j)	make any disposal of or removal from any of the Properties of any asset which is used or required for the operation of any aspect of the Business (other than in the ordinary course of business);

(k)	make any capital commitment individually exceeding €75,000 except as provided for in the Budgeted Figures;

(l)	amend the current 2011 annual budget of the Group (the “2011 Budget”) or adopt the 2012 budget if the aggregate capital expenditure provided for in that 2012 budget is in excess of or less than €5,600,000;

(m)	pass any shareholders’ resolution in relation to any Group Company;

(n)	make any appointment or employment of any new employees, workers or consultants at an annual salary or rate of remuneration in excess of €100,000;

(o)	dismiss any employee earning in excess of €100,000 per annum, other than for cause or unless not to do so would damage the business of the relevant Group Company or enter into any compromise or settlement agreement with any employee earning in excess of €100,000 per annum;

(p)	make any material amendment, including any increase in emoluments (including, without limitation, pension contributions, bonuses, commissions and benefits in kind), of the terms and conditions of employment (including benefits) of any of its employees or workers which is outside of the Budgeted Figures;

(q)	give any guarantees or indemnities in respect of any third party which for the avoidance of doubt does not include guarantees or indemnities given intra-group by the Group Companies;

(r)	save in relation to the disputes with Mr Borghesan, Mr Mauri and Mr Fornari as set out against warranty 11.2 in the First Disclosure Letter (as defined in the Warranty Agreement), institute, settle or agree to settle any legal proceedings relating to the Business, except for debt collection in the ordinary course of business;

(s)	enter into any agreement (conditional or otherwise) to do any of the foregoing; or

(t)	save in relation to the LTIP payments made on Completion pursuant to the schedule of participants contained at tab 1.1.1.7.9 of the virtual data room (in an amount not in excess of €2,574,422), in so far as they are reasonably able, take any action which is outside the ordinary course of business of the Company or (as applicable) the Subsidiaries which directly gives or will (or will when combined with Completion) give rise to any Taxation Liability (as defined in the Tax Covenant) other than a Taxation Liability that arises in the ordinary course of business of the Company or (as applicable) the Subsidiaries.

SCHEDULE 5

Locked Box

1	Each of the Management Sellers and each of the DS Sellers warrants, undertakes and covenants severally and in respect of himself only to the Buyer that, except for Permitted Leakage, during the period commencing on the Locked Box Date and ending on Completion (in each case, inclusive):

(a)	none of the Companies has declared, authorised, paid or made to that Seller or any of its/his Connected Persons any dividend, distribution (including any distribution in specie) or return of capital;

(b)	none of the Companies has transferred or surrendered any asset to, or assumed, indemnified or incurred any liability for the benefit of, that Seller or any of its/his Connected Persons;

(c)	none of the Companies has waived or released in favour of that Seller or any of its/his Connected Persons any sum or obligation due by the Sellers or any of its/his Connected Persons to any of the Companies;

(d)	none of the Companies has made any repayment of principal on any debt or payment of any interest on or other payment in relation to any debt obligation to that Seller or any of its/his Connected Persons;

(e)	none of the Companies has made any payments to that Seller or any of its/his Connected Persons;

(f)	none of the Companies has paid (or will on or prior to Completion be due to pay) any fees or expenses (including finder’s fees and brokerages or other commissions and any advisers’ fees, costs or expenses) in connection with the transactions contemplated by this Agreement;

(g)	none of the Companies has made or entered into any agreement or arrangement to give effect to any of the matters referred to in paragraphs 1(a) to 1(f) (inclusive) of this Schedule 5;

(h)	none of the Companies has incurred any liability to Taxation in respect of paragraphs (a) to (g) above.

the occurrence of any of the events set out in paragraph 1 of this Schedule 5 at or before Completion but on or after the Locked Box Date constituting an incident of “Leakage”.

2	In the event of any breach of any of the warranties, undertakings or covenants in paragraphs 1(a) to 1(h) (inclusive) of this Schedule 5, the relevant Seller shall pay to the Buyer on demand an amount in cash in the relevant currency (on a “euro for euro” basis) equal to the amount of any Leakage actually received by that Seller and any of its/his Connected Persons and, in the case of any liability under paragraph 1(h) above, the amount of any such Taxation liability.

3	The maximum liability of each Management Seller and each DS Seller in respect of a Locked Box Claim shall not exceed the actual amount of Leakage received by it/him and/or its/his Connected Persons (or, the case of any liability under paragraph 1(b), the amount of any such Taxation liability). For the avoidance of doubt, in the event that an individual Management Seller or DS Seller does not satisfy a Locked Box Claim made against him, the Buyer shall not be entitled to bring a Locked Box Claim against any of the other Sellers in respect of such non-satisfaction.

4	No Locked Box Claim may be made against any of the Management Sellers and/or any of the DS Sellers unless notice of the Locked Box Claim, specifying in reasonable detail the specific matter in respect of which the Locked Box Claim is made and a calculation of the amount claimed, is served on that Seller in any event within 6 months of the date of Completion.

5	If Completion does not occur, the Sellers shall have no liability to the Buyer under this Schedule 5.

6	Nothing in this Schedule 5 shall have the effect of limiting, restricting or excluding the liability of any of the Sellers in respect of a Locked Box Claim arising as a result of its own fraud.

SCHEDULE 6

Permitted Leakage

“Permitted Leakage” means:

1	payments of management charges or fees of any nature made, or accruals in respect of any management charges or fees of any nature to be made, between the Company and the DS Seller’s Group provided that any such payments, charges, fees or accruals are made or arise in the ordinary course of business and consistent with the custom and practice of the Companies in the 12 month period prior to the Locked Box Date (in an amount not exceeding the lesser of €9,844 (plus VAT (if applicable) per calendar month post the Locked Box Date or €78,752 in aggregate);

2	payments or accruals of salaries, expenses, benefits (including pension contributions) and directors’ fees, non-executive directors’ fees, awards (but not bonuses) (in an amount not exceeding the lesser of €177,701 per calendar month (reduced to €158,831 per calendar month post 31 December 2011) post the Locked Box Date or €1,328,158 in aggregate (together with employer (but not employee) associated payroll taxes to be paid to the relevant taxation authority) provided that any such payments, awards or allocations are made or arise (i) in the ordinary course of business (ii) in accordance with their respective employment contract, appointment letter or contract for services and (iii) on a basis which is consistent with the custom and practice of the Companies in the 12 month period prior to the Locked Box Date (in each case as Disclosed);

3	allocations and payment of bonuses (in an amount not exceeding €537,471 in aggregate (together with associated employer (but not employee) payroll taxes to be paid to the relevant taxation authority)) provided that any such payments, awards or allocations are made or arise: (i) in the ordinary course of business; and (ii) in accordance with their respective employment contract, appointment letter or contract for services;

4	payments made or accruals in respect of payments to be made or liabilities otherwise incurred to the extent that any such payment, accrual or liability has been reimbursed (gross of any tax liability suffered or incurred by the Company arising out of the relevant payment or reimbursement) on or prior to Completion to the Company by the DS Seller’s Group;

5	payments made to the DS Sellers in respect of monitoring fees and expenses (in an amount not in excess of the lesser of €3,243 per calendar month post the Locked Box Date or €25,944 in aggregate);

6	payments made to any Seller pursuant to a compromise or settlement of his employment with any of the Companies;

7	costs incurred by the Companies in relation to the negotiation, execution, performance and implementation of this Agreement or the Warranty Agreement or Disclosure Letter, including but not limited to the costs of the Data Room (as defined in the Warranty Agreement) (in an amount not exceeding €320,131 (plus VAT (if applicable));

8	any other payments, accruals, assumptions, indemnifications or the incurrence of any other liabilities by the Company to which the Buyer has given its consent in writing;

9	payments made to the Swindon pension plan in accordance with the schedule of payments (in an amount not exceeding €550,667 which, on the basis of a seven month period, will equate to payments of €78,667 per month);

10	LTIP payments made to the participants under the LTIP (including the Management Sellers) on Completion pursuant to the schedule of participants contained at tab 1.1.1.7.9 of the virtual data room (in an amount not in excess of €2,574,422) (less an amount equal to any associated payroll taxes and social security contributions (excluding employer’s (but not employee) social security contributions) as advised to the Buyer by the Management Sellers in accordance with clause 7.5)); and

11	the sum of €141,700 payable to Chartis Europe S.A. in respect of the warranty and indemnity insurance policy relating to the French SPA (as defined in the Warranty Agreement) between Microfusione Stellite S.p.A (Italy) and Chartis Europe S.A. dated 23 December 2011.

SCHEDULE 7

Relevant Jurisdiction

1	Germany: Clearance of the transaction by the German Federal Cartel Office (Bundeskartellamt) or lapse of the relevant time periods for a prohibition.

SCHEDULE 8

The Title Warranties

1	Capacity and authority

1.1	The Seller is validly incorporated, in existence and duly registered, as applicable and has the requisite capacity and authority to enter into and perform this Agreement and to execute, deliver and perform any obligations it may have under each document to be delivered by the Seller at Completion.

1.2	The obligations of the Seller under this Agreement constitute, and the obligations of the Seller under each document to be delivered by the Seller at Completion will when delivered constitute, binding obligations of the Seller in accordance with their respective terms.

1.3	The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and each document to be delivered by the Seller at Completion will not:

(a)	result in a breach of any provision of the constitutional documents of the Seller, if applicable; or

(b)	result in a breach of, or constitute a default under, any instrument by which the Seller is bound; or

(c)	result in a breach of any statute, law, rule, regulation, order, judgment or decree of any court or governmental agency by which the Seller is bound.

1.4	No consent, approval, authorisation or order of any court or governmental or local agency or body or any other person is required by the Seller for the execution or implementation of this Agreement and compliance with the terms of this Agreement.

2	The Shares and Loan Notes

2.1	The Seller is the sole legal and beneficial owner of the Shares and Loan Notes set opposite its name in Schedule 1, and such Shares are fully paid (other than the nil paid C ordinary shares and D ordinary shares and the Management Loan Notes) or credited as fully paid.

2.2	There is no Encumbrance on, over or affecting such Shares or Loan Notes or any of them, nor any agreement or commitment to create any such Encumbrance and no claim has been made that any person is entitled to any such Encumbrance.

SCHEDULE 9

Exchange Rates

Rate
Euro/USD$	1.3050
Euro/CAD$	1.3200
Euro/GBP	0.8350
Euro/INR	69.4000
Euro/JPY	100.1000
Euro/RMB	8.2200

SIGNATURES

Signed by

/s/ Jason Lawford
for and on behalf of DUKE STREET V LIMITED
as general partner of Duke Street V UK No 1
Limited Partnership, Duke Street V UK No 2
Limited Partnership, Duke Street V UK No 3
Limited Partnership, Duke Street V US No 1
Limited Partnership, Duke Street V US No 2
Limited Partnership and Duke Street V US No 4
Limited Partnership

Signed by

/s/ Stefanie Kabelitz
for and on behalf of DUKE STREET CAPITAL V
GMBH & CO KG represented by Duke Street
Capital V Verwaltungs GmbH represented by
Stefanie Kabelitz under power of attorney dated
22 December 2011

Signed by

/s/ Stefanie Kabelitz
for and on behalf of DSC V BETEILIGUNGS
GMBH represented by Stefanie Kabelitz under
power of attorney dated 28 December 2011

Signed by

/s/ Mark Aldridge
MARK ALDRIDGE

Signed by

/s/ Andrew David Caffyn
ANDREW DAVID CAFFYN

Signed by

/s/ John Neil Fleming
JOHN NEIL FLEMING

Signed by

/s/ John Pawlikowski
JOHN PAWLIKOWSKI

Signed by

/s/ Guenther Clos
GUENTHER CLOS

Signed by

/s/ Timothy Dobson Allen
TIMOTHY DOBSON ALLEN

Signed by

/s/ Michael Ruenz
MICHAEL RUENZ

Signed by

/s/ Dan Schmidt
DAN SCHMIDT

Signed by

/s/ Joseph Overton
JOSEPH OVERTON

Signed by

/s/ Song Ling
SONG LING

Signed by

/s/ Hans Nilsson
HANS NILSSON

Signed by

/s/ John Richard Stephenson
JOHN RICHARD STEPHENSON

Signed by

/s/ Eric Priestley
ERIC PRIESTLEY

Signed by

/s/ Jim Wu
JIM WU

Signed by

/s/ Olivier Arnould
OLIVIER ARNOULD

Signed by

/s/ Daniel De Wet
DANIEL DE WET

Signed by

/s/ John Hussa
JOHN HUSSA

Signed by

/s/ Ken Smith
KEN SMITH

Signed by

/s/ John R. Tucker
for and on behalf of KENNAMETAL INC